THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 4, 2026 between Ategrity Specialty Insurance Company Holdings, a Nevada corporation (the “Company”), and Chris Schenk (the “Executive”) replaces and supersedes all other employment agreements between the Executive and the Company, including the Executive’s previous employment agreements dated August 11, 2021, August 11, 2023 and March 21, 2025.

The parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.01    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 12.10(b).
“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Company. For purposes hereof, (a) “Control” means the ownership, directly or indirectly, of (i) in the case of a corporation, Voting Securities (as defined below) representing 50% or more of the total voting power or value of all the then outstanding Voting Securities of such corporation or (ii) in the case of a partnership, limited liability company, association or other business entity (“Business Entity”), 50% or more of the partnership or other similar ownership interest of such Business Entity; and (b) “Voting Security” means any security of a corporation which carries the right to vote generally in the election of directors. For purposes of the definition of “Control,” (x) a Person will be deemed to have a 50% or more ownership interest in a Business Entity if such Person is allocated 50% or more of Business Entity gains or losses or controls the managing director or member or general partner of such Business Entity; and (y) “Controlling” and “Controlled” have meanings correlative thereto.
“Base Salary” has the meaning set forth in Section 4.01.
“Board” means the Board of Managers of the Company.
“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) willful misconduct or gross negligence in the performance of the Executive’s duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) continued and habitual use of alcohol by the Executive to an extent which impairs the Executive’s performance of his duties; (f) the

Executive’s use of illegal drugs; or (g) a material breach by the Executive of this Agreement. Cause shall not exist with respect to items (b), (d), (e) or (f) unless and until Executive has been given written notice specifying in detail the circumstances giving rise to the alleged cause.
“Code” has the meaning set forth in Section 12.09.
“Commencement Date” means September 8, 2026.
“Confidential Information” means information of any Person, including without limitation Zimmer Partners, LP or its affiliates, that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.
“Date of Termination” has the meaning set forth in Section 5.06.
“Employment Period” has the meaning set forth in Section 2.01.
“Intellectual Property” has the meaning set forth in Section 7.01.
“Notice of Termination” has the meaning set forth in Section 5.05.
“Nonsolicitation Period” has the meaning set forth in Section 9.02.
“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Reimbursable Expenses” has the meaning set forth in Section 4.04.
“Severance Amount” has the meaning set forth in Section 5.03.
“Target Amount” has the meaning set forth in Section 4.02.

ARTICLE 2

EMPLOYMENT
Section 2.01    Employment. The Company shall continue to employ the Executive, and the Executive shall accept continued employment with the Company, for the period beginning on the Commencement Date and ending as provided in Section 5.01 (the “Employment Period”).
ARTICLE 3

POSITION AND DUTIES
Section 3.01    Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Underwriting Officer of the Company. The Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board; provided that such responsibilities and duties are substantially consistent with those customarily assigned to individuals serving in comparable positions at comparable companies or are reasonably required by the conduct of the business of the Company. During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive may serve as a director, trustee or officer of not-for-profit corporations and entities, including without limitation charitable organizations, and may serve as a director, trustee or officer of other corporations and entities or engage in other outside activities to the extent that such activities do not conflict with the business of the Company and its Affiliates with the prior written approval of the Board.
ARTICLE 4

BASE SALARY AND BENEFITS
Section 4.01    Base Salary. During the Employment Period, the Executive’s base salary will be $750,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be adjusted) from time to time by the Board (such annual base salary, as it may be adjusted from time to time, the “Base Salary”). The Base Salary will be payable bi-weekly.
Section 4.02    Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board. The Executive’s target annual bonus for the 2026 fiscal year will be $1,250,000 (such target, as may be increased by the Board from time to time, the “Target Amount”). The Executive’s annual bonus shall be determined by the Board based upon (a) the Executive’s achievement of individual performance objectives communicated to the Executive, and (b) the Company’s results. Any annual bonus payable to the Executive shall be paid no later than the date on which annual bonuses are paid to other Company executives, and in no event later than March 15 of the year following the calendar year to which the annual bonus relates.

Section 4.03    Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to, subject to commercial availability on reasonable terms, benefits under any plan or arrangement available generally for the senior executive officers of the Company, as set forth from time to time in the applicable plan documents and as may be amended by the Company from time to time.
Section 4.04    Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, including temporary housing in Scottsdale, Arizona (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.
Section 4.05    Housing Stipend. During the Employment Period, the Company shall pay the Executive a housing allowance in the amount of $4,500 per month, less any required withholdings under applicable law, payable in accordance with the Company’s customary payroll practices.
Section 4.06    Equity Awards. Subject to the approval of the Board, Executive will be granted the following equity incentive awards on or before September 30, 2026, provided that Executive remains employed by the Company on the date of grant:
(a)    A Non-Qualified Stock Option to purchase 62,829 shares of Common Stock of Ategrity Specialty Insurance Company Holdings under its 2025 Incentive Award Plan (as it may be amended from time to time, the “Incentive Plan”), with a per share exercise price equal to the greater of (i) $25.00 and (ii) 100% of the Fair Market Value (as defined in the Incentive Plan) of a share of Common Stock on the date of grant, which will vest and become exercisable in five (5) equal annual installments beginning on the first anniversary of the date of grant, subject to the Executive’s continued employment with the Company through each applicable vesting date.
(b)    A Non-Qualified Stock Option to purchase 62,829 shares of Common Stock of Ategrity Specialty Insurance Company Holdings under its Incentive Plan, with a per share exercise price equal to the greater of (i) $25.00 and (ii) 100% of the Fair Market Value (as defined in the Incentive Plan) of a share of Common Stock on the date of grant, which will vest and become exercisable in five (5) equal annual installments beginning on the second anniversary of the date of grant, subject to the Executive’s continued employment with the Company through each applicable vesting date.
Each of the foregoing grants of Non-Qualified Stock Options will have a term of ten (10) years and will otherwise be subject to the terms of the Incentive Plan and the applicable Stock Option Grant Notice and Stock Option Agreement thereunder.
Section 4.07    Indemnification; D&O Insurance. The Company shall defend and indemnify the Executive for any claims brought against him arising out of or relating to, directly or indirectly, his employment with the Company and its formation to the fullest extent permitted by law, in accordance with the Company by-laws, including following any termination of Executive with respect to his conduct or other circumstances occurring prior to such termination. The Company shall ensure the Executive is covered by the Company’s directors’ and officers’ liability insurance policy (or policies) during the Employment Period and thereafter to the extent such policy (or policies) are maintained and cover other Company directors and officers.
ARTICLE 5

TERM AND TERMINATION
Section 5.01    Term. The Employment Period will terminate on December 31, 2028; provided, however, that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, and (b) the Employment Period may be terminated by the Company or the Executive for any reason prior to such date. In addition, this Agreement will be automatically extended on the same terms and conditions for successive one-year periods following the original term until either the Company or the Executive, at least sixty (60) days prior to the expiration of the original term or any extended term, shall give written notice of its or his intention not to renew the Agreement (“Notice of Non-Renewal”).
Section 5.02    Payments Upon Termination. If the Employment Period shall terminate for any reason, then the Executive (or the Executive’s estate, in the event of his death) shall be entitled to receive his Base Salary, accrued and unpaid vacation (if applicable at the time of termination of employment), employee benefits earned through the date of termination of employment and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such date of termination submitted with reasonable documentation in a timely manner in accordance with the Company’s policies (the amounts in this Section 5.02 collectively, the “Accrued Obligations”).
Section 5.03    Termination without Cause. Except as otherwise provided in Sections 9.01 and 12.09, if the Employment Period shall be terminated by the Company without Cause or by the Company giving a Notice of Non-Renewal pursuant to Section 5.01 (such terminations are collectively referred to as “Termination without Cause”), in addition to the Accrued Obligations, the Executive shall be paid (except as provided in Section 5.04 below) an amount equal to the sum of (a) twelve months of the Base Salary (the “Severance Amount”); (b) any awarded but unpaid annual bonus with respect to a calendar year prior to the year of termination; and (c) the Executive's target annual bonus with respect to the calendar year of termination, prorated for the number of months served by the Executive in the relevant calendar year; provided, however, that the Executive’s entitlement to the amounts set forth in this Section 5.03 shall be subject to the Executive’s continued compliance with the provisions of Sections 6.01, 7.01, 8.01, 9.01 and 9.02 and the Executive’s execution and non-revocation of a general release of claims in customary form and reasonably satisfactory to the Company, on or before the date that is fifty (50) days following the Date of Termination, provided that if such 50-day period spans two taxable years, payment will be made in the second taxable year, in accordance with Section 409A of the Code. Subject to Section 12.09 below, such amount will be paid in a number of equal monthly installments equal to the number of months of Base Salary due, the first of which to be paid on the date that is two (2) months following the Date of Termination.
Section 5.04    Benefits. Except as otherwise required by mandatory provisions of law, all of the Executive’s rights to fringe and other benefits under this Agreement or otherwise, if any, will cease upon the termination of the Employment Period.
Section 5.05    Notice of Termination and Opportunity to Cure. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. Upon the delivery of the Notice of Termination for Cause or Permanent Disability, Executive shall have a period of thirty (30) days from and after the receipt by the Executive of a Notice of Termination to cure the circumstances giving rise to the termination; provided such facts and circumstances giving rise to the termination are capable of being cured and do not relate to malfeasance or fraudulent acts of the Executive.
Section 5.06    Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated by the Executive, the date specified in the Notice of Termination consistent with the terms hereof which shall be no sooner than sixty (60) days following delivery of such notice (which notice period may be waived by the Company), (c) if the Employment Period terminates due to expiration of the term of this Agreement (including pursuant to a Notice of Non-Renewal), the date the term expires, and (d) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination, subject to Section 5.05.
ARTICLE 6

CONFIDENTIAL INFORMATION
Section 6.01    Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.
Section 6.02    Protected Disclosures. Nothing in this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries in effect as of the date the Executive receives this Agreement (together, the “Subject Documents”) shall prevent the Executive from (a) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, provided, however, to the fullest extent provided by law, the Executive acknowledges and agrees that the Executive is waiving any right to recover monetary damages and other relief in connection therewith (but not the right to recover a whistleblower award, which the Executive retains), (b) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful. In addition, the Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
ARTICLE 7

INTELLECTUAL PROPERTY
Section 7.01    Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company or its Affiliates generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or its Affiliates as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Affiliates and hereby assigns all right title and interest in and to such Intellectual Property to the Company and its Affiliates. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Company and its Affiliates will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company and its Affiliates to protect the interests of the Company and its Affiliates in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company or its Affiliates, whether such requests occur prior to or after termination of Executive’s employment hereunder).
ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT
Section 8.01    Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company and its Affiliates in the Executive’s possession or within his control, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property), irrespective of the location or form of such property and, if requested by the Company, will provide the Company with written confirmation that all such property has been delivered to the Company.
ARTICLE 9

NONCOMPETITION AND NONSOLICITATION
Section 9.01    Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that any time during the Employment Period and for a period of twelve (12) months after the termination of the Executive’s employment for any reason, he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any activity competing with the business of the Company or its Affiliates (which, for reference, as of the date hereof is initially and primarily focused on the excess and surplus lines insurance markets) or its subsidiaries as such business exists as of the Date of Termination, within any geographical area in which the Company or its subsidiaries engage in such business. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the management or operation of such corporation. The preceding notwithstanding, in the event of a Termination without Cause, the Company shall have the right, with the Executive’s consent, to reduce the twelve month noncompetition period. In the event of such reduction, the Severance Amount due the Executive under Section 5.03(a) shall be correspondingly reduced to match the actual period of noncompetition period (but shall in no event equal less than three (3) months of Base Salary).
Section 9.02    Nonsolicitation. The Executive acknowledges that during his employment with the Company, he will become familiar with Confidential Information concerning the

Company, its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that (a) during the Employment Period and for a period of eighteen (18) months after the date of termination of employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates or (ii) on his own behalf or on behalf of any other Person, hire any employee of the Company or its Affiliates, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, agent, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.
Section 9.03    Enforcement. If a court of competent jurisdiction holds that any provision of the restrictive covenants contained in Section 9.01 or 9.02 (including duration or scope) are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum scope and duration permitted by law.
ARTICLE 10

EQUITABLE RELIEF
Section 10.01    Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company and its Affiliates contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company or its Affiliates for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company and its Affiliates may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company and its Affiliates shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.
ARTICLE 11

EXECUTIVE REPRESENTATIONS
Section 11.01    Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person that affects his right or ability to perform the duties contemplated by this Agreement, (c) the Executive did not, while working for any employer other than the Company: solicit his fellow employees to leave their employment and work with him at the Company; or solicit clients, or potential clients, of such employer, for the Company; or take any type of information that is proprietary information of such employer, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.
ARTICLE 12

MISCELLANEOUS
Section 12.01    Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.
Section 12.02    Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.
Section 12.03    Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.
Section 12.04    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
Section 12.05    Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
Section 12.06    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
Section 12.07    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be delivered personally by hand, by electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service (charges prepaid). Communications delivered personally by hand shall be deemed received on the date when delivered personally to the recipient; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; communications sent by registered or certified mail shall be deemed received four (4) business days after the sending thereof; and communications delivered by overnight courier shall be deemed received one (1) business day after the date when sent to the recipient. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.
If to the Executive:
    Chris Schenk
    555 West 149th Street
    New York, NY 10031
If to the Company:    Ategrity Specialty Insurance Company Holdings
9 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Justin Cohen

With a copy to:    Zimmer Financial Services Group LLC
9 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Jelena Napolitano

And:    Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn: Gary Boss

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
Section 12.08    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
Section 12.09    Section 409A. It is intended that this Agreement will comply with Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the

Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A and Section 457A of the Code.
Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.
With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Section 12.10    Excess Parachute Payments.
(a)    Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under Section 5.03 of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.
(b)    All determinations required to be made under this Section 12.10, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 12.10 shall be final and binding upon the Company and the Executive.
Section 12.11    No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company and its Affiliates, the Executive and their respective heirs, executors, successors and assigns.
Section 12.12    Entire Agreement. Effective as of the Commencement Date, this Agreement (including the documents referred to herein) shall constitute the entire agreement among the parties and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
Section 12.13    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.
Section 12.14    Survival. Sections 5.02, 5.03, 6.01, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
Section 12.15    GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 12.16    Jurisdiction. The parties agree to the nonexclusive jurisdiction of the federal and state courts situated in Maricopa County, Arizona, for the resolution of any dispute arising under this Agreement or under any share-based award agreements between the Company and the Executive.
Section 12.17    Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by Judicial Arbitration and Mediation Services and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS

By:	/s/ Justin Cohen
Printed Name: Justin Cohen
Title: Chief Executive Officer

/s/ Chris Schenk
Name: Chris Schenk

[Signature Page to Schenk Employment Agreement]